EXHIBIT 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) by and between OMTOOL, LTD., a Delaware corporation (the “Company”), and WILLIAM J. RYNKOWSKI, JR. (the “Executive”) is made and entered into as of December 29, 2006 (the “Closing Date”).

R E C I T A L S:

WHEREAS, in connection with the transactions contemplated under that certain Agreement and Plan of Merger dated as of November 13, 2006 by and among the Company, Blue Chip Technologies Ltd. (“Blue Chip Technologies”), BC Acquisition, Inc., Omtool Healthcare, LLC, and the Executive (the “Merger Agreement”), the Company will acquire Blue Chip Technologies through the merger of Bonito Acquisition, Inc. with and into Blue Chip Technologies; and

WHEREAS, subject to the closing of the transactions contemplated under the Merger Agreement, the Company desires to obtain the services of Executive, as described below, and Executive is willing to provide such services on the terms and for the consideration set out below; and

WHEREAS, Executive and the Company desire to embody in this Agreement the terms and conditions of Executive’s engagement by the Company, which terms and conditions shall supersede all prior oral and written agreements, arrangements and understandings with the Company, its subsidiaries, and/or Blue Chip Technologies, relating to Executive’s services.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is hereby agreed as follows:

SECTION 1.  MERGER AGREEMENT:  The parties expressly acknowledge and agree that this Agreement was an inducement to the Company’s entering into the Merger Agreement, and that the Company would not have entered into the Merger Agreement absent Executive’s promises made herein, including his promise to comply with the restrictive covenants contained herein.

SECTION 2.  ENGAGEMENT:  Subject to the closing of the transactions contemplated by the Merger Agreement, the Company agrees to employ Executive, and Executive agrees to serve the Company, in the capacity of Senior Vice President or, as provided in Section 4(a), an advisor, in each case reporting to the President and Chief Executive Officer of the Company, subject to and upon the terms and conditions hereof.  The parties acknowledge that if the mergers contemplated by the Merger Agreement do not close, this Agreement shall be null and void.

SECTION 3.  TERM:  The term of this Agreement shall commence on the Closing Date and shall end on the three (3) year anniversary thereof unless sooner terminated as provided herein (the “Term”).  The parties anticipate that at the end of the Term they will assess their relationship, the Executive’s performance of his duties hereunder, and the business needs of the Company, and engage in good-faith efforts to come to agreement over whether to extend this Agreement on the same or different terms for some period of time, or convert Executive’s status to one of consultant, or terminate their relationship.

SECTION 4.  DUTIES:

(a)           Part-Time Employment.  Executive will provide services to the Company as assigned from time to time by the President and Chief Executive Officer.  Executive shall work a part-time schedule that is mutually acceptable to Executive and the Company.  On or after November 30, 2007, the Executive, in his discretion, may or, at the Company’s option, shall give up his title of Senior Vice President and become an advisor to the President and Chief Executive Officer of the Company.  The parties acknowledge that the Executive’s time commitment will decrease during the Term and the parties will act in good faith to mutually determine an appropriate level of commitment from time to time.  Executive agrees to perform his services well and faithfully and to the best of his ability and to carry out the policies and directives of the Company.  Executive agrees to take no action prejudicial to the interests of the Company during his employment hereunder.

(b)           Director.  Following the Closing, Executive shall be appointed to fill a vacancy on the Company’s Board of Directors in the class of directors with a term expiring in 2009.

SECTION 5.  SALARY AND BENEFITS:

(a)           Salary.  The Company shall pay Executive a base salary at the rate of $120,000 per year (the “Base Salary”).  The parties will in good faith evaluate the Executive’s compensation in the event that the scope of the Executive’s services or time commitment are reduced to a material extent below the expectations of either party.  The Executive’s Base Salary shall be payable in equal increments in accordance with the Company’s regular payroll practices.

(b)           Benefits.  Executive shall be entitled to receive fringe benefits that are generally available to the Company’s executive employees (for so long as he serves the Company in as an executive employee), in accordance with and subject to the then-existing terms and conditions of the Company’s policies and benefit plans.

(c)           Automobile Allowance.  The Company shall pay Executive, in addition to his Base Salary, an automobile allowance of $500 per month.  Such amount shall be applied by Executive toward the expenses of insuring, maintaining, repairing and leasing or owning an automobile of Executive’s choice.

(d)           Expense Reimbursement.  Executive shall be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, subject to the presentation of appropriate documentation and approved by, or in accordance with policies established by, the Company.

SECTION 6.  TERMINATION:

(a)           Termination with Cause.

(i)            The Company may terminate Executive’s employment hereunder with Cause at any time.

(ii)           The Executive may voluntarily terminate his employment hereunder for any or no reason at any time after November 30, 2007, provided the Executive gives the Company thirty (30) days prior written notice.

(iii)          As used herein, “Cause” means (A) fraud, personal dishonesty, or acts of gross negligence or willful misconduct on the part of Executive in the course of his engagement with the Company if, in the case of gross negligence, such conduct is not cured, if curable, within thirty (30) days following written notice thereof by the Company to the Executive which shall set forth a reasonable summary of such claimed conduct; (B) Executive’s engagement in conduct that is materially injurious to the Company if such conduct and injury are not cured, if curable, within thirty (30) days following written notice thereof by the Company to the Executive which shall set forth a reasonable summary of such claimed conduct; (C) misappropriation by Executive of the assets or business opportunities of the Company; (D) embezzlement or other financial fraud committed against the Company by Executive at his direction or with his personal knowledge; (E) Executive’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” either to a felony or to any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on the Company’s reputation or business; or (F) breach by Executive of any material provision of this Agreement if such breach, if curable, is not cured within thirty (30) days following written notice thereof by the Company to the Executive which shall indicate the specific provision in this Agreement relied upon and shall set forth a reasonable summary of such claimed breach.

(b)           Termination without Cause.  The Company may terminate Executive’s employment hereunder without Cause for any or no reason upon not less than thirty (30) days prior written notice.  If the Executive’s employment is terminated by the Company without Cause during the initial three-year Term, the Company shall continue to pay to the Executive as severance and as additional consideration for the restrictive covenants contained herein Base Salary at the rate per annum in effect on the date of termination for the remainder of the initial three-year Term, such payments to be made in accordance with the Company’s regular payroll practices, and the automobile allowance provided for in Section 5(c) for the remainder of the initial three-year Term.

(c)           Death.  Executive’s employment shall automatically terminate upon his death.

(d)           Effect of Termination.  Except as set forth in Section 6(b) above, upon the termination of Executive’s employment hereunder, the Company shall have no further obligation to make any payments or provide any benefits to Executive (or his estate) after the date of termination except for payments of Base Salary and expense reimbursement that had accrued but had not been paid prior to the date of termination; any other payments or benefits required by law; and any payments due to the Executive under the promissory note or notes issued to the Executive pursuant to the Merger Agreement.  If the Executive’s employment is terminated by the Company without Cause during the initial three-year Term but provided that the Executive then remains a member of the Company’s Board of Directors, the Company shall continue to pay the Company portion of the Company’s health insurance for the Executive and his spouse in accordance with and subject to the then-existing terms and conditions of the Company’s policies and benefit plans for the remainder of the initial three-year Term.

SECTION 7.  CONFIDENTIALITY; INTELLECTUAL PROPERTY.

(a)           Confidentiality.  Executive agrees that during his employment with the Company, whether or not under this Agreement, and at all times thereafter, Executive will not at any time, directly or indirectly, use, disclose, or divulge any Confidential Information, except as required in connection with the performance of his duties for the Company, and except to the extent required by law (but only after Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure).  As used herein, “Confidential Information” means all information of any nature, whether or not marked with a proprietary or similar legend, including, without limitation, notes, memoranda, drawings, specifications, programs, data or other materials, which concerns the Company’s design, manufacture, use, purchase, marketing or sale of its products or services; provided, however, that Confidential Information shall not include any information that has entered or enters the public domain through (i) no fault of Executive, (ii) to Executive’s knowledge no breach by any other current or former employee of his confidentiality obligations to the Company; (iii) approved release by written authorization of the Company; or (iv) disclosure required by law or an order of any court, provided that the Company is given notice and a reasonable opportunity to contest such disclosure before it occurs.

(b)           Return of Company Property.  Upon Executive’s termination of employment, and upon the Company’s request at any time and for any reason, Executive shall immediately deliver to the Company all Company property, including but not limited to all hard-copy and electronic materials in his possession which contain or relate to Confidential Information.

(c)           Developments.  All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by Executive, either alone or in conjunction with others, at any time or at any place during Executive’s employment with the Company (including Blue Chip Technologies), whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or in which the Company intends to engage (collectively, the “Developments”), shall be and hereby are the exclusive property of the Company without any further compensation to Executive.  In addition, without limiting the generality of the prior sentence, all Developments that are copyrightable work by Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(d)           Assignment of Developments.  Executive shall promptly disclose any Developments to the Company.  If any Development is not the property of the Company by operation of law, this Agreement or otherwise, Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development.  Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development.  Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in his behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents with the same legal force and effect as if executed by Executive.

(e)           Prior Inventions.  Attached hereto as Exhibit A is a list of all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by Executive prior to his employment with the Company, which belong to Executive, relate to the business of the Company, were not previously irrevocably and unconditionally assigned to Blue Chip Technologies, and are not assigned to the Company hereunder (collectively, the “Prior Inventions”); or, if no such list is attached, Executive represents that there are no such Prior Inventions.  If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process, service, or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license to make, have made, modify, use, sell and otherwise exploit such Prior Invention as part of or in connection with such product, process, service, or machine, or any enhancements or extensions thereof.

SECTION 8.  NONCOMPETITION AND NONSOLICITATION:

(a)           Restrictions.  The Executive agrees that during the Restricted Period he will not, directly or indirectly, in any capacity whatsoever, individually or jointly with others, whether as an owner, employee, officer, director, partner, member, trustee, beneficiary, consultant, independent contractor, shareholder, or otherwise:

(i)            carry on or participate in or engage in, within the Restricted Territory, any business that competes, directly or indirectly, with the products or services being created, developed, manufactured, marketed, distributed or sold by the Company as of the date of termination of Executive’s employment with the Company; provided, that with respect to products and services under development the Executive knows generally of the Company has planned for or is engaged in such development;

(ii)           solicit or endeavor to entice away from the Company or otherwise materially interfere with the business relationship of the Company with, any person or entity who is, or was within the one-year period immediately prior thereto, a customer or client of, distributor of, reseller or OEM partner of, supplier to, or other party having material business relations with the Company;

(iii)          hire, employ, retain as a consultant, solicit, or endeavor to entice away from the Company, or otherwise materially interfere with the business relationship of the Company with, any person or entity who is, or was within the one-year period immediately prior thereto, an employee of or consultant to the Company.

(b)           Definitions.

(i)            “Restricted Period” means the period beginning on the Closing Date and ending on the later of the five-year anniversary of the Closing Date or the one-year anniversary of the termination of Executive’s employment with the Company, irrespective of whether such employment is under this Agreement and irrespective of whether the Executive resigns or is terminated with or without Cause.

(ii)           “Restricted Territory” means anywhere the Company does business or is anticipating or planning to do business.

(c)           Severability.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 8 unenforceable, the other provisions of this Section 8 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

SECTION 9.  ACKNOWLEDGEMENTS:  Executive acknowledges and agrees that he is agreeing to the promises and restrictive covenants set forth in Sections 7 and 8 herein in connection with the sale of his ownership interest in Blue Chip Technologies in accordance with the terms set forth in the Merger Agreement, and that he is agreeing to such covenants not solely in connection with his employment hereunder.  In furtherance of the foregoing, Executive acknowledges and agrees that the agreements and covenants contained in Sections 7 and 8 are reasonable and valid in geographical and temporal scope and in all other respects, and they are essential to protect the value of the Company’s business and assets.  Executive further acknowledges and agrees that, through his ownership of the majority of the equity in Blue Chip Technologies for which he will receive substantial consideration pursuant to the Merger Agreement, his historical employment with Blue Chip Technologies, and his continued employment relationship with the Company following the merger, Executive has obtained trade secrets and confidential information relating to Blue Chip Technologies and developed customer relationships and goodwill on behalf of Blue Chip Technologies, and Executive will obtain trade secrets and confidential information relating to the Company and develop customer relationships and goodwill on behalf of the Company.  Further, there is a substantial probability that such trade secrets, confidential information, customer relationships, and goodwill could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment.  For purposes of Sections 7-10, references to the Company shall be deemed to include its subsidiaries.

SECTION 10.  REMEDIES:  Executive agrees that a breach by him of any covenant contained in Sections 7 and/or 8 herein will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain.  As a result,

Executive agrees that the Company shall be entitled to a temporary restraining order and injunction from any court of competent jurisdiction enjoining and restraining any breach or threatened breach of any covenant contained in Sections 7 and/or 8 by Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be in addition to and not in lieu of whatever other remedies the Company may possess at law or in equity.

SECTION 11.  SUCCESSORS:  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including any successor by operation of law or otherwise.  As used herein, the term “Company” shall include such successors or assigns, and any subsidiary or affiliate of the Company.  The services to be provided by Executive under this Agreement are personal to the Company and shall not be assignable (by operation of law or otherwise) by Executive without the prior written consent of the Company.

SECTION 12.  ENTIRE AGREEMENT:  This Agreement contains the entire Agreement of the parties, and supersedes all prior oral or written agreements, relating to the subject matter hereof (other than any prior assignments of developments by the Executive to Blue Chip Technologies).  The parties hereto have no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

SECTION 13.  NOTICE:  Any notice or request required or permitted under this Agreement shall be in writing and given or made by hand or nationally recognized courier or overnight mail service, addressed to the Company at its then principal place of business or Executive at his address last given to the Company.

SECTION 14.  SEVERABILITY:  If any part of any term or provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable to any extent by a court of competent jurisdiction, such circumstance shall in no way affect any other term or provision of this Agreement, the application of such term or provision in any other circumstances, or the validity or enforceability of this Agreement.

SECTION 15.  JURY WAIVER:  Each party hereby waives the right to a jury trial in any lawsuit arising out of or relating to this Agreement or Employee’s employment with the Company or the termination thereof.

SECTION 16.  SURVIVAL:  The provisions of Sections 6(d) and 7 through 18 shall survive the termination or expiration of this Agreement.

SECTION 17.  APPLICABLE LAW:  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict-of-laws principles.

[Remainder of Page Intentionally Left Blank.]

SECTION 18.  ACKNOWLEDGMENT:  IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as an instrument under seal as of the date first above written.

OMTOOL, LTD.

By:	/s/ Robert L. Voelk
Name: Robert L. Voelk
Title: President and Chief Executive Officer

/s/ William J. Rynkowski, Jr.
WILLIAM J. RYNKOWSKI, JR.

[Signature Page to Rynkowski Employment Agreement]

EXHIBIT A

Prior Inventions of Executive

1.             None